Exhibit 99.1

Stemming from SEC Guidance Concerning Accounting Treatment of Warrants, Golden Arrow Merger Corp. Announces Receipt of Nasdaq Continued Listing Standard Notice

New York, NY, June 4, 2021 – Golden Arrow Merger Corp. (the “Company”)  today announced that on May 28, 2021 it received a deficiency letter (the “Notice”) from the Nasdaq Capital Market (“Nasdaq”) relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) as required under Section 5250(c) of the Nasdaq Rules and Regulations.

On April 12, 2021, the staff of the Securities and Exchange Commission (“SEC”) issued “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”), which clarified guidance for all SPAC-related companies regarding the accounting and reporting for their warrants. The immediacy of the effective date of the new guidance set forth in the Statement has resulted in a significant number of SPACs re-evaluating the accounting treatment for their warrants with their professional advisors, including auditors and other advisors responsible for assisting SPACs in the preparation of financial statements. This, in turn, has resulted in the Company’s delay in preparing and finalizing its financial statements as of and for the quarter ended March 31, 2021 and filing its Form 10-Q with the SEC by the prescribed deadline. Since receiving the Notice, the Company has filed its Form 10-Q with the SEC on June 4, 2021 and is in compliance with all other Nasdaq continued listing standards.

About Golden Arrow Merger Corp.

Golden Arrow Merger Corp. is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector, or geography, it intends to initially focus its search on identifying a prospective target business in the healthcare or healthcare-related infrastructure industries in the United States and other developed countries.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus filed with the SEC on March 18, 2021, the Company’s Form 10-Q filed with the SEC on June 4, 2021, and subsequent reports filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:
Golden Arrow Merger Corp.
Valerie Toomey
info@goldenarrowspac.com